Exhibit 99.1

For further information, contact:

Danial J. Tierney, Executive Vice-President
Office: (503) 257-8766, Ext. 279
Fax: (503) 251-5473 / E-mail: dantierney@trm.com

TRM Provides ATMs for Select Wal-Mart Stores

Portland, Oregon: April 12, 2005 — TRM Corporation (NASDAQ: TRMM) announced today that it has entered into an agreement with Wal-Mart Stores Inc., to initially deploy ATMs in over 150 retail locations which include Wal-Mart, Sam’s Club, Wal-Mart Supercenters and Neighborhood Market stores.

TRM will provide a complete turn-key service and maintenance solution throughout this multi-year agreement. These installations advance TRM’s ongoing commitment to provide maximum convenience to retailers and their consumers. The Spring roll out, which is expected to be completed early in the 2nd quarter, expands on TRM’s established relationship with Wal-Mart Canada where TRM currently provides exclusive photocopier services to all 256 Wal-Mart locations across Canada including stores in Montreal, Toronto, Winnipeg, Calgary, Edmonton, and Vancouver. To complement its copier offering, TRM also provides complete ATM services in approximately 228 of these Canadian stores.

In connection with its Wal-Mart Canada relationship, TRM was recently nominated as a finalist for the 2004 Wal-Mart Canada Vendor Award.

About TRM

TRM Corporation is a consumer services company that provides convenience ATM and photocopying services in high-traffic retail environments. TRM’s ATM and copier customer base has grown to over 34,000 retailers throughout the United States and over 45,000 locations worldwide. TRM operates the largest multi-national ATM network in the world, with over 21,000 locations deployed throughout the United States, Canada, the United Kingdom and Northern Ireland.

For more information on TRM copiers and ATM machines, or to talk with a Customer Service Representative, call 1 800 877-2679 or visit the TRM Web site at www.trm.com.

FORWARD LOOKING STATEMENTS

Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for the Company’s services; access to capital; maintaining satisfactory relationships with the Company’s banking partners; technological change; the ability of the Company to control costs and expenses; competition and the Company’s ability to successfully implement its planned growth. Additional information on these factors, which could affect the Company’s financial results, is included in its Securities and Exchange Commission filings. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.

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